Exhibit 99.1

Innovative Software Technologies, Inc. 911 Ranch Road 620 North, Suite 204 Austin, TX 78734 Tel: (512) 266-2000 Fax: (512) 266-2015 www.istcompanies.com

FOR IMMEDIATE RELEASE

Innovative Software Technologies Terminates
Acquisition of Xalles Limited

Austin, Texas. – April 16, 2008 – Innovative Software Technologies, Inc. (OTCBB: INIV), a technologies and services company, announced today that it was terminating a planned acquisition of Xalles Limited, announced October 5th, 2007.

“At this stage of our development, identifying and structuring the next acquisition is critical,” said Philip Ellett, President and CEO.  “We will continue pursuing acquisitions which we believe to be in the best long-term interest of our shareholders and which also pass our stringent due diligence process.”

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About Innovative Software Technologies

Innovative Software Technologies, Inc. intends to acquire companies with excellent growth prospects, integrate them tightly, and manage them efficiently.  Innovative has a management team experienced in mergers and acquisitions, integration, fund raising, strategic planning, and building shareholder value.

For investor inquiries contact C. J. Floyd, CFO, at (512) 266 – 2000 or visit www.istcompanies.com.

Forward-Looking Statement
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, product market trends, variations in the company’s cash flow, market acceptance risks, technical development risks, seasonality and other risk factors detailed in the company’s Securities and Exchange Commission filings.  The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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